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                                                                    Exhibit 10-c

                             AMSOUTH BANCORPORATION
                            EXECUTIVE INCENTIVE PLAN

                                    ARTICLE I
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                           ESTABLISHMENT AND PURPOSES

1.1 By this document AmSouth Bancorporation (further referenced as "AmSouth" or the "Corporation") restates, effective for Plan Years beginning on or after January 1, 1998, the AmSouth Bancorporation Executive Incentive Plan (the "Plan").

1.2  The purposes of the Plan are:

     A. To optimize AmSouth's profitability and growth consistent with its goals and objectives.

     B. To optimize retention of a highly competent executive management group by providing Participants short-term incentive compensation, which, when combined with base salary, long-term incentive compensation, and benefits, is fully competitive with other Peer Banks.

     C. To pay incentive awards within the Plan that correlate well with the relative contributions made by Participants.

     D. To encourage teamwork and involvement on the part of Participants by connecting the major portion of the incentives paid to the performance of AmSouth as a whole.

     E. To encourage accountability on the part of Participants by connecting a portion of the incentives paid to the performance results of the specific organizational units for which the Participants are responsible.

                                   ARTICLE II
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                               CERTAIN DEFINITIONS

2.10 "Award" means the cash determined under this Plan to be due to a Participant as a result of performance during a Plan Year, which shall be paid, or the payment of which may be deferred, as provided in this Plan.

2.11 "Award Date" means that date, as soon as practicable after the applicable performance evaluations are completed, on which awards are paid, or deferred as the case may be.

2.12 "Base Compensation" means the base salary of a Participant in effect at the beginning of

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     the  Plan Year.

2.13 "Beneficiary" means the beneficiary named by a Participant in writing filed with Corporate Human Resources. If a Participant does not wish to name a Beneficiary, the Beneficiary under this Plan will be the same as his or her beneficiary under the AmSouth Bancorporation Thrift Plan, or any successor thereto, in effect on the date of the Participant's death.

2.14 "Committee" means the Executive Compensation Committee of the Board of Directors of AmSouth Bancorporation or any successor thereto performing similar functions. This Committee administers and interprets the Plan; any decision made by the Committee is final and binding on the Participant and the Participant's Beneficiary.

2.15 An "Officer/Director" is an employee who holds a position as one of the most senior officers of AmSouth, is a member of the Corporate Management Committee, and is also a member of the AmSouth Bancorporation Board of Directors.

2.16 A "Participant" is an AmSouth Officer/Director or Senior Executive who is approved each year by the Committee to participate with respect to the next Plan Year.

2.17 "Peer Banks" are bank holding companies comparable to AmSouth the asset sizes of which range from one half to two times the asset size of AmSouth.

2.18 "Plan Year" means a calendar year.

2.19 A "Senior Executive" is an officer who manages a major group, division, or area and is a member of the Corporate Management Committee, but who is not an Officer/Director.

                                   ARTICLE III
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                                  PARTICIPATION

A Participant will not be qualified to receive an Award for a Plan Year unless he or she was approved for entry into the Plan by the Committee and is still working for AmSouth on the Award Date for that Plan Year. However, retirement, death, disability or an approved leave of absence will not disqualify a Participant; rather, a prorated payment, based on the time worked during the Plan Year, will be made to the Participant or to his or her Beneficiary, as the case may be. If a Participant leaves AmSouth's employ for any other reason, the Committee may, in its sole discretion, make an Award to him or her of a prorated payment based on the time worked during the Plan Year.

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                                   ARTICLE IV
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                             DETERMINATION OF AWARDS

4.1 Goals will be set for AmSouth and goals will be set for each Participant based on the business unit that he or she manages. The major portion of the incentives paid (100% in the case of Officer/Directors) will be based on the performance results of AmSouth as a whole to encourage teamwork on the part of each Management Committee member. In addition, for Senior Executive Participants, a portion of the incentives paid will be based on the performance results of the Participant's specific organizational unit managed to encourage an appropriate degree of individual focus.

4.2 The importance of sound goal setting is critical to the success of this Plan. The goal setting process will be directly connected to the annual business plan and resulting budget, and will begin at the top of the Corporation. Goals for performance purposes under this Plan may include one or more of the following in any given year:

     .    Earnings per share

     .    Return on Average Assets

     .    Return on Average Equity

     .    Credit Quality Measures

     .    Efficiency Ratio

     .    Loan Growth

     .    Deposit Growth

     .    Non-Interest Revenue Growth.

     The corporate goals for AmSouth and the weightings placed on each will be approved by the Committee at the beginning of each Plan Year. The corporate goals will become the entire goals for any Officer/Director in the Plan and the major goals for the remaining Participants in the Plan. In addition, the remaining Participants in the Plan also will have goals approved by the Chief Executive Officer for their units managed. The goals for the individually managed units will support (in the case of staff support executives) or add up to (in the case of line delivery executives) the goals for the Corporation.

     The corporate goals and the individual unit goals will both be weighted. The corporate goals will receive the heavier weighting and the two weightings will total 100%. Once determined, goals for all Senior Executive Participants will be documented on the Executive Incentive Plan Goal Setting and Evaluation Form.

4.3 A "corporate rating" will be determined at year end based on the Committee's evaluation

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     of the Corporation's results against the annual goals approved by the
     Committee at the beginning of the Plan Year. The corporate rating can range from 0.0 to 2.0, with 1.0 basically representing goal attainment. This rating will apply to the Officer/Director Participants. For other Participants (Senior Executives), results will be evaluated against goals established for their units at the beginning of the Plan Year. One of the following five general achievement levels will apply for each goal resulting in a performance rating from 0.0 to 2.0.

       PERFORMANCE                 PERFORMANCE                     PERFORMANCE
       CATEGORIES                  DESCRIPTION                     RATING RANGE
       ----------                  -----------                     ------------
     Outstanding            Significantly Exceeded Goals            1.6 - 2.0

     More Than Expected     Exceeded Goals                          1.2 - 1.5

     Expected               Met Goals                               0.9 - 1.1

     Needs Improvement      Fell Short of Goals                     0.6 - 0.8

     Unacceptable           Significantly Fell Short of Goals       0.0 - 0.5

     Performance under the Plan will be rated at mid-year and at year-end utilizing an Executive Incentive Plan Goal Setting and Evaluation Form. The ratings will be weighted and the heavier weighted corporate rating will be added to the lesser weighted rating for the Participant's assigned unit to determine the overall rating.

4.4 A "base bonus opportunity" (BBO) will be set for each Participant as a percent of Base Compensation by referencing Peer Bank market data on an annual basis. This will represent the percentage payout associated with the overall basic achievement of established goals at both the corporate and the Participant's specific organizational unit levels. An overall performance rating ranging from 0.0 - 2.0 will determine the tentative payout percentage for a Participant. A rating of 1.0 will basically indicate that goals have been achieved and that 100% of the BBO will be the payout percentage for a Participant.

     Overall performance ratings above or below 1.0 can cause the payout percentage to be as high as 200% of the BBO or as low as 0%. The actual calculation of the payout percentage is performed by multiplying the BBO by the overall performance rating.

4.5 The actual Awards will be determined for Officer/Directors based on the corporate rating assigned by the Committee, the BBO's, and the Base Compensation. The actual awards for Senior Executive Participants will be determined based on the weighted combined corporate rating and individual unit performance ratings recommended by the Chief Executive Officer, the BBO's, and the Base Compensation. The maximum amount which may be paid to a Participant for any given Plan Year under this Plan is $3,000,000. Notwithstanding the foregoing, the Committee may exercise downward discretion with respect to payouts under this Plan.

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                                    ARTICLE V
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                             DISTRIBUTION OF AWARDS

Unless a Participant has elected to defer receipt of his or her Award under
Article VI, the Award will be paid in the form of a cash bonus. However, if a Participant dies prior to the Award Date, the designated Beneficiary will be paid the amount of the Award in a single cash sum whether or not the Participant has made an election to defer any part or all of the Award as provided for in
Article VI.

All Awards will be paid on an annual basis within 90 days of the end of the Plan Year and will be net of any required federal, FICA, state or local tax withholdings.

                                   ARTICLE VI
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                                    ELECTIONS

6.1 Before the beginning of each Plan Year, each Participant, may elect to defer his or her Award, if any, for the upcoming year, pursuant to the terms of the AmSouth Bancorporation Deferred Compensation Plan.

                                   ARTICLE VII
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                                  MISCELLANEOUS

7.1 AmSouth will not under any circumstances make any payment under this Plan to any assignee or creditor of a Participant or of his or her Beneficiary.

     Before a Participant actually receives a payment under this Plan, neither he or she, nor a designated Beneficiary, has any right, even in anticipation of receiving a payment, to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under this Plan. Furthermore, a Participant's rights cannot be assigned or transferred even by operation of law.

7.2 This Plan gives the Participant no right to be retained in AmSouth's employment.

7.3 The Committee can end or change this Plan at any time. However, neither the Committee nor the Board of Directors of AmSouth Bancorporation can take away any Award which a Participant has already been paid or which a Participant has deferred, or any Award a Participant might receive for the Plan Year when the Committee acts.

7.4 This Plan is to be governed and interpreted as provided in the laws of the State of Alabama.

7.5 Neither an executive nor any officer or employee of AmSouth Bancorporation or any of its subsidiaries has any claim or right to be included in the Plan or to be granted an Award unless and until (i) he or she has become a Participant for the Plan Year in question and (ii) his or her Award has been made.